EXHIBIT 4.8

                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT

         Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.       The name of the corporation is NRUC CORPORATION.

2. On May 23, 1989, the corporation adopted the following Amendment(s) of its Articles of Incorporation:

RESOLVED, that the Articles of Incorporation be amended by adding a new paragraph which would provide as follows:

                  "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed under Section 33-8-330 of the Act (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit".

3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued share provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").

                           Not applicable

4.       Complete either a or b, whichever is applicable.

         a.       [x]      Amendment(s) adopted by shareholder action.
                  At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:


Voting Group  Number of    Number of         Number of Votes  Number of Undisputed*
              Outstanding  Votes Entitled    Represented at   Shares Voted
              Shares       to be Cast        the Meeting      For             Against

COMMON
STOCK         8,360,757    8,360,757         6,595,538        6,311,185     286,353

*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

         b. [ ] The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to ss.33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South
                  Carolina Code as amended, and shareholder action was not required.

5. The effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.

Date: May 23, 1989

                                NRUC CORPORATION

                              By:   /s/ John A. Mariscotti
                                    President

                                    /s/ John M. Sterling, Jr.
                                    Secretary


                               FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3. Filing fees and taxes payable to the Secretary of State at the time of filing application.

                  Filing Fee                   $ 10.00
                  Filing Tax                   $100.00
                  Total                        $110.00



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